Exhibit 5.1

Roku, Inc. 1173 Coleman Ave. San Jose, CA 95110	Silicon Valley 855 Main Street Redwood City, CA 94063 T +1 (650) 618-9250 freshfields.us

February 16, 2024

Ladies and Gentlemen:

Roku, Inc., a Delaware corporation (the Company), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the Registration Statement) for the purpose of registering under the Securities Act of 1933, as amended (the Securities Act), 7,175,098 shares of its Class A common stock, par value $0.0001 per share (the Securities), to be issued under the Company’s 2017 Equity Incentive Plan (the 2017 EIP).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, as of the date hereof, the Securities have been duly authorized and, when and to the extent issued, delivered and paid for in accordance with the 2017 EIP, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

Freshfields Bruckhaus Deringer is an international legal practice operating through Freshfields Bruckhaus Deringer US LLP, Freshfields Bruckhaus Deringer LLP, Freshfields Bruckhaus Deringer (a partnership registered in Hong Kong), Freshfields Bruckhaus Deringer Law office, Freshfields Bruckhaus Deringer Foreign Law Office, Studio Legale associato a Freshfields Bruckhaus Deringer, Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB, Freshfields Bruckhaus Deringer Rechtsanwälte PartG mbB and other associated entities and undertakings. For further regulatory information please refer to www.freshfields.com/support/legal-notice.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP